Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-130975 on Form S-4 of our report dated February 27, 2006, relating to the financial statements of Savannah Electric and Power Company (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the pending merger with Georgia Power Company), appearing in the Proxy Statement/Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Proxy Statement/Prospectus.

/s/Deloitte & Touche LLP

Atlanta, Georgia

April 5, 2006